UNAUDITED	Exhibit A-4
Wisconsin River Power Company and Subsidiary
Consolidated Balance Sheet
As of December 31, 2002

Assets	2002

Property, Plant, and Equipment
Utility Plant	$ 28,846,840
Construction Work-in-Progress	5,273,942
Less - Accumulated Provision for Depreciation	15,951,730
18,169,052
Current Assets
Cash and Cash Equivalents	1,329,980
Accounts Receivable	2,112,866
Materials, Supplies, and Prepayments	193,361
3,636,207
Deferred Charges and Other Assets
Prepaid Pension Benefits	459,414
Other	10,414
469,828
Investments and Other Assets
Wisconsin Valley Improvement Company, Common Stock, at Cost	212,610
Non-Project Land, Flowage Rights, and Depreciable Property, Net	1,178,820
Land Development Costs, Net of Reserve	12,968
1,404,398
$ 23,679,485

Capitalization and Liabilities

Capitalization
Capital Stock, Par Value $100 Per Share, Authorized 95,000 Shares, Outstanding 93,600 Shares	$ 9,360,000
Retained Earnings	9,853,364
19,213,364
Current Liabilities
Accounts Payable	2,169,246
Accrued Expenses	182,020
Dividends Payable	-
Accrued Property Taxes	986,995
Accrued Income Taxes	185,339
3,523,600
Deferred Credits and Other Liabilities
Deferred Income Taxes	645,877
Deferred Investment Tax Credit	21,274
Post-Retirement Benefits	275,370
Other	-
942,521
$ 23,679,485